Exhibit 25(2)(k)(7)

                            ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made as of this 27th day of February, 2006, by and between Robeco-Sage Multi-Strategy Fund, L.L.C. (the "Fund"), a Delaware limited liability company, and SEI Investments Global Funds Services (the
"Administrator"), a Delaware business trust.

              WHEREAS, the Fund is a registered, non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and issues limited liability company interests in the Fund ("Interests") to members of the Fund ("Members"); and

              WHEREAS, the Fund desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to the Fund on the terms and conditions set forth herein;

              NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Administrator and the Administrator hereby agree as follows:

      ARTICLE 1. RETENTION OF THE ADMINISTRATOR. The Fund hereby retains the Administrator to furnish the Fund with accounting and administrative services as set forth in this Agreement, and the Administrator hereby accepts such retention. The Administrator shall be deemed to be an independent contractor for all purposes herein.

      ARTICLE 2. ADMINISTRATIVE AND ACCOUNTING SERVICES. The Administrator shall perform or supervise the performance by others of the accounting and administrative services set forth in Schedule A hereto. In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with the Fund's governing documents, including the Fund's Prospectus (collectively the "governing documents") as they may be amended (provided copies are delivered to the Administrator). The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund and
(ii) shall not provide any investment advisory services to the Fund, and shall have no liability related to the foregoing. The Administrator shall provide the Fund with all necessary office space, equipment, personnel, compensation and facilities (including facilities for meetings of Members and the Board of Managers) for providing the services identified in Schedule A. The Administrator may sub-contract with third parties to perform certain of the services required to be performed by the Administrator hereunder, with the Fund's consent; provided, however, that the Administrator shall remain fully responsible to the Fund for the acts and omissions of such other entities. In meeting its duties hereunder, the Administrator shall have the general authority to do all acts deemed in the Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement.

      ARTICLE 3. ALLOCATION OF CHARGES AND EXPENSES.

         (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this

Agreement. Except as specifically provided herein, the Administrator shall not be obligated to pay the compensation of any employee of the Fund retained by the Fund to perform services on behalf of the Fund.

         (B) Administrator Expenses. The Fund assumes and shall pay or cause to be paid all expenses of the Fund not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation and repurchase offer materials and notices to existing Members, all expenses incurred in connection with issuing and purchasing Interests, the costs of pricing services, the costs of custodial services, fees and out-of-pocket expenses of Managers who are not affiliated persons of the Administrator or any affiliate of the Administrator, the costs of meetings of the Board of Managers, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to the Fund. The Fund shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for SAS 70 audit charges, and reasonable copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

      ARTICLE 4. COMPENSATION OF THE ADMINISTRATOR. The Fund shall pay to the Administrator compensation at the annual rate specified in Schedule B to this Agreement until this Agreement is terminated in accordance with Article 6. Such compensation shall be calculated and accrued monthly, and paid to the Administrator monthly, within 30 days of month-end. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated based on the number of days in the month on which the Agreement was in effect. Payment of the Administrator's compensation for the preceding month shall be made promptly.

      ARTICLE 5. LIMITATION OF LIABILITY OF THE ADMINISTRATOR. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. (As used in this Article 5, the term "Administrator" shall include officers, employees and other agents of the Administrator or of third parties described in Article 2.) Under no circumstances shall the Administrator be liable to the Fund for consequential, indirect or punitive damages.

         So long as the Administrator, or its agents, acts without willful misfeasance, bad faith or negligence in the performance of its duties, and without reckless disregard of its obligations and duties hereunder, the Fund assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or


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


omission of the Administrator in carrying out its duties hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. If in any case the Fund may be asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise the Fund of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

         The Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will reimburse the Administrator for the fees and expenses of any counsel retained by the Administrator.

         The Administrator may apply to the Fund at any time for instructions and may consult counsel for the Fund or its own counsel and with accountants and other experts, at the Fund's expense, with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Fund until receipt of written notice thereof from the Fund.

         Nothing herein shall make the Administrator liable for the performance or omissions of unaffiliated third parties not under the Administrator's reasonable control such as, by way of example and not limitation, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services.

         The Administrator is entitled to rely on the price information provided by the underlying funds into which the Fund invests, brokers and custodians in order to calculate the Fund's net asset value (and the value of Members' capital accounts based upon such valuation) and the Administrator shall not be liable for any valuation errors resulting from the use of such information; provided, however, that upon receipt of notice that a Valuation Committee of the Board of Managers of the Fund has determined that another method of calculating the value of a security is to be used, the Administrator may rely only on the value of that security determined in accordance with such notice.


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


      ARTICLE 6. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective on the date set forth in Schedule B hereto and shall remain in effect for the full duration of the Initial Term and each Renewal Term, each as set forth in Schedule B, unless terminated in accordance with the provisions of this Article 6. This Agreement may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on 90 days' prior written notice; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) effective upon the termination, merger or liquidation of the Fund. For purposes of this paragraph, the term "liquidation" shall mean a transaction in which the assets of the Fund are sold or otherwise disposed of and proceeds therefrom are distributed in cash to Members in complete liquidation of Interests of such Members in the Fund.

      ARTICLE 7. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to the Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

      ARTICLE 8. CONFIDENTIALITY. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its Members received by the Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that the Administrator may disclose such information as required by law or after prior notification to and approval in writing by the Fund, which approval may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

      ARTICLE 9. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

      ARTICLE 10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The Administrator undertakes to comply in all material respects with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of


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


governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder including any applicable anti-money laundering laws and regulations.

      ARTICLE 11. INTERNET ACCESS. Data and information may be made electronically accessible to the Administrator, the Fund and its adviser and/or sub-adviser(s) through Internet access to one or more links provided by the Administrator ("Web Links"). All rights in Web Links (including text and "look and feel" attributes) are owned by the Administrator. Any commercial use of the content or any other aspect of Web Link requires the written permission of the Administrator. Use of the Web Links by the Fund or its agents will be subject to any terms of use set forth on the web site. All Web Links and the information (including text, graphics and functionality) in the Web Links is presented "As Is" and "As Available" without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Links will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Links.

      ARTICLE 12. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

      ARTICLE 13. ASSIGNMENT. This Agreement shall not be assignable by either party without the prior written consent of the other party.

      ARTICLE 14. AGREEMENT FOR SOLE BENEFIT OF THE ADMINISTRATOR AND THE FUND. This Agreement is for the sole and exclusive benefit of the Administrator and the Fund and will not be deemed to be for the direct or indirect benefit of the clients or customers of the Administrator or the Fund. The clients or customers of the Administrator or the Fund will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement.

      ARTICLE 15. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.


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


      ARTICLE 16. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund, at c/o Robeco-Sage Capital Management, L.L.C., 909 Third Avenue, New York, New York 10022 Attention: Timothy J. Stewart; and if to the Administrator,
Attention: General Counsel, One Freedom Valley Drive, Oaks, Pennsylvania, 19456.

      ARTICLE 17. FORCE MAJEURE. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster; governmental regulation or order. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

      ARTICLE 18. EQUIPMENT FAILURES. In the event of equipment failures beyond the Administrator's control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

      ARTICLE 19. DEFINITIONS OF CERTAIN TERMS. The term "affiliated person," when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

      ARTICLE 20. HEADINGS. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

         ARTICLE 21. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles therof, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      ARTICLE 22. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.


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


      ARTICLE 23. BINDING AGREEMENT. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

      ARTICLE 24. SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.


         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


ROBECO - SAGE MULTI-STRATEGY FUND, L.L.C.


By:
   -----------------------------
Name:
Title:



SEI INVESTMENTS GLOBAL FUNDS SERVICES


By:
   -----------------------------
Name:
Title:



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


                                   SCHEDULE A

                                LIST OF SERVICES

1.  DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS.

The Administrator will perform the following accounting services for the Fund:

      (i)     Journalize investment, capital and income and expense activities;

      (ii) Receive investment activity for investments from the Fund's investment adviser (the "Adviser") in written form and facilitate notification and wire movement process to Fund investments;

      (iii) Receive buy/sell trade tickets from the Adviser, process the activity on the books and records of the funds and reconcile such activity with the Fund's custodian;

      (iv)    Maintain individual ledgers for investment securities;

      (v)     Maintain historical tax lots for each security;

      (vi) Record and reconcile corporate action activity and all other capital changes;

      (vii) Reconcile cash and investment balances of the Fund with the Fund's custodian(s), and provide the Adviser with the beginning cash balance available for investment purposes;

      (viii) Update the cash availability as required by the Adviser, including details of cash movements related to securities and payments of Fund expenses;

      (ix) Calculate contractual expenses, including management fees, as applicable, in accordance with the Fund's governing documents;

      (x) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

      (xi) Prepare and monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

      (xii) Control all disbursements and authorize such disbursements from the Fund's account with the custodian(s) upon Written Instructions as defined in the Custodian Services Agreement;

      (xiii)  Calculate capital gains and losses;

      (xiv)   Determine net income;


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      (xv)    Determine applicable foreign exchange gains and losses on payables and receivables, if applicable;

      (xvi) Transmit or mail copy of the monthly portfolio valuation to the Adviser;

      (xvii) Arrange for the computation of the net asset value in accordance with the provisions of the Fund's governing documents

      (xviii) As appropriate, compute total return and expenses;

      (xix)   Assist with the annual audit of the Fund's financial statements;
              and

      (xx)    Such other services as the parties agree in writing.

2.    DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.

      The Administrator will perform the following administrative services for the Fund:

      (i) Prepare and file the Fund's Annual and Semi-Annual Reports with the SEC on Form N-SAR via EDGAR;

      (ii) Coordinate with the adviser the preparation and printing of the Fund's annual and semi-annual Member reports and filing Form N-CSR with the SEC;

      (iii) Provide such fund accounting and financial reports in connection with quarterly meetings of the Board of Managers as are required or as the Board may reasonably request;

      (iv) Work with tax preparer for execution and file the Fund's Federal Form 1065 and state tax returns;

      (v) Manage the repurchase offer process, including coordinating with outside service provider to distribute repurchase offers, track Member responses and tabulate repurchase offer results;

      (vi) Coordinate with the Fund's counsel on drafting, reviewing and filing registration statements and repurchase offers, and coordinate printing and distribution of the Fund's Prospectus and repurchase offers;

      (vii) Assist the Fund in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with the Fund's legal counsel in responding to any non-routine regulatory matters with respect to such matters;

      (viii) Review investor certifcations submitted by prospective investors in the Fund;


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      (ix)    Coordinate as necessary the registration or qualification of
              Interests of the Fund with appropriate state securities authorities;

      (x) Provide such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and the Administrator; and

      (xi) Mail reports of the Adviser and Semi-Annual Financial Statements to investors as well as any other necessary correspondence.

3.    DESCRIPTION OF INVESTOR SERVICES ON A CONTINUOUS BASIS.

The Administrator will perform the following functions:

      (i) Maintain the register of Members and enter on such register all issues, transfers and repurchases of Interests;

      (ii) Arrange for the calculation of the issue and repurchase prices of Interests in accordance with the Fund's governing documents;

      (iii) Allocate income, expenses, gains and loses to individual Members' capital accounts in accordance with applicable tax laws and with the Fund's Prospectus;

      (iv) Provide statements to Members on a quarterly basis or as frequently as may otherwise be agreed that set forth the value of and appropriate detail for Members' Interests;

      (v) Mail to Members annual Form K-1's in accordance with applicable tax regulations when tax preparer completes K-1;

      (vi) Mail repurchase offers to Members for purposes of executing repurchases; and

      (vii)   Maintain and tabulate information regarding Fund votes.



                               [END OF SCHEDULE A]

                                   SCHEDULE B

                                 FEES & EXPENSES

ADMINISTRATION, ACCOUNTING SERVICES AND INVESTOR SERVICING FEE:

The following fees are due and payable monthly to Administrator pursuant to
Article 4 of the Agreement. The Administrator will be charged the greater of the Asset Based Fee or its Annual Minimum Fee, in each case calculated in the manner set forth below.

ASSET BASED FEES - CALCULATED DAILY ON THE AGGREGATE NET ASSET VALUE OF THE FUND, AND PAID MONTHLY

        --------------------------------- -------------------------
        ASSET LEVEL                                  FUND
        --------------------------------- -------------------------
        FIRST $100 MILLION                          12 BP
        --------------------------------- -------------------------
        NEXT $150 MILLION                           8.5 BP
        --------------------------------- -------------------------
        EXCESS OF $250 MILLION                       8 BP
        --------------------------------- -------------------------

ANNUAL MINIMUM FEES - CALCULATED AND PAID MONTHLY

        --------------------------------- -------------------------
                                                     FUND
        --------------------------------- -------------------------
         MINIMUM                                   $125,000
        --------------------------------- -------------------------

ADDITIONAL FEEDER/CLASSES:
             $15,000 per each additional feeder/class

INVESTOR SERVICING FEE: -

        --------------------------------- ----------------------------------
        ANNUAL FEE PER ADDITIONAL CUSIP                    $24,000
        --------------------------------- ----------------------------------
        ANNUAL INVESTOR ACCOUNT CHARGE                       $25
        --------------------------------- ----------------------------------
        NEW INVESTOR SETUP CHARGE                            $25
        --------------------------------- ----------------------------------
        FULFILLMENT (PER ITEM/PHONE CALL)               AT COST/GCOM
        --------------------------------- ----------------------------------
        ACCOUNT CLOSING FEE                                  $3
        --------------------------------- ----------------------------------
        INTERNET FEE                          SHAREHOLDER OR INTERMEDIARY
                                            REMOTE: $500 PER FUND PER MONTH
        --------------------------------- ----------------------------------


OTHER: All reasonable out of pocket expenses (i.e., blue sky fees, fulfillment charges, pricing service fees, postage, registration fees, facsimile and telephone charges) incurred by the Administrator on behalf of the Fund will be billed to the Fund quarterly in arrears.


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


                     Tax Services (1099's, etc) are not included in the above fee and will be specifically addressed with the client upon completion of the offering documents.

TERM: This Agreement shall become effective on February 27, 2006, ("Effective Date") and shall remain in effect through the date that is the 3 year anniversary of the date on which the Administrator began processing the Fund's information ("Initial Term") and, thereafter, for successive terms of two years each (each a "Renewal Term"), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof.


                              [END OF SCHEDULE B]





















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